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                                                                 EXHIBIT 11

                     FEDERATED DEPARTMENT STORES, INC.
      EXHIBIT OF PRIMARY AND FULLY DILUTED EARNINGS (LOSS) PER SHARE
                    (thousands, except per share data)


                                                           13 Weeks Ended
                                           May 3, 1997                         May 4, 1996
                                    Shares             Income           Shares              Loss

Net income (loss) and average
 number  of shares outstanding     208,235            $24,059           206,710          $(37,946)
Earnings  (loss)  per  share                $   .12                             $  (.18)

PRIMARY COMPUTATION:
 Average number of common share
   equivalents:
   Deferred compensation plan          285
   Warrants                          3,507
   Stock options                     1,556                                    -                 -

    Adjusted number of common
     and common equivalent
     shares outstanding and
      adjusted  net income (loss)  213,583            $24,059           206,710          $(37,946)
    Primary earnings (loss) per
     share                                  $   .11                             $  (.18)

FULLY DILUTED COMPUTATION:
 Additional adjustments to a fully
   diluted basis:
   Stock options                         2                                    -

    Adjusted number of shares
     outstanding and net income
     (loss) on a fully diluted
     basis                         213,585            $24,059           206,710          $(37,946)

    Fully diluted earnings (loss)
     per share                              $   .11                             $  (.18)


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